Exhibit 99.1

GSI Technology, Inc. Reports Fourth Quarter and Fiscal Year 2024 Results and Business Update

SUNNYVALE, Calif.--(Globe Newswire–May 2, 2024) - GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its fourth fiscal quarter and fiscal year ended March 31, 2024.

Fourth Quarter and Fiscal Year 2024 Summary Financial Results Table

(in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	Mar. 31, 2024	Dec. 31, 2023	Mar. 31, 2023	Mar. 31, 2024	Mar. 31, 2023
Net revenues	$5,152	$5,318	$5,381	$21,765	$29,691
Gross margin (%)	51.6%	55.9%	55.9%	54.3%	59.6%
Operating expenses	$7,172	$9,660	$6,879	$32,254	$33,488
Operating loss	$(4,514)	$(6,685)	$(3,872)	$(20,431)	$(15,807)
Net loss	$(4,321)	$(6,601)	$(3,962)	$(20,087)	$(15,977)
Net loss per share, diluted	$(0.17)	$(0.26)	$(0.16)	$(0.80)	$(0.65)

Lee-Lean Shu, Chairman and Chief Executive Officer, commented, "In the fourth quarter and subsequently, we achieved significant milestones across our core initiatives. First, we launched two high-capacity, low-power 1U and 2U servers integrated with the High-performance Gemini-I APU. These servers are designed specifically for SAR and Fast Vector Search applications, enabling mobile applications and enterprise-level processing at the edge. Second, notable progress has been made in testing and debugging Gemini-II, which has been mounted on a board for comprehensive performance assessment. We aim to have a second spin in the third quarter of fiscal 2025 and initiate benchmarking shortly after, allowing us to begin preliminary customer sampling. Last, our discussions with potential strategic and technology partners continue to show promise. We remain committed to product innovation and steadfast in forging strategic alliances, both of which position us for growth and success."

Mr. Shu concluded, “In early April, we entered into an agreement to sell our property in Sunnyvale for $11.9 million in cash and will enter into a lease agreement for the property at the close of escrow. The funds from the sale will fortify our financial standing and extend our operational runway.”

Commenting on the outlook for GSI’s first quarter of fiscal 2025, Mr. Shu stated, “Our current expectations for the first quarter of fiscal 2025 are net revenues in a range of $4.6 million to $5.2 million, with gross margin of approximately 52% to 54%.”

Business Update

In addition, the Company announced that it has initiated a broad strategic review to maximize stockholder value. The review will be administered by a special committee of the board of directors to bring focus on strategic alternatives while the Company’s management focuses on the development of its family of compute in memory solutions for high performance computing and Artificial Intelligence. The Company plans to consider a wide range of options including equity or debt financing, divestiture of assets, technology licensing or other strategic arrangements including the sale of the Company. Over the course of the last eight years, the Company has invested approximately $150 million of internally generated capital to develop its novel associated processer (APU) architecture and built a team of approximately 80 engineers in both hardware and software development. The Company’s Board of Directors is of the opinion that the market has yet to recognize the progress and promise of the Company’s position. Any actions taken as a result of the strategic review will be directed at driving stockholder value. The Company hired Needham & Company, LLC as strategic and financial advisor in addressing these alternatives. There can be no assurance that this strategic review process will result in the completion of any transaction. The Company has not set a timetable for completion of this strategic review process.

Fiscal Year 2024 Summary Financials

For the fiscal year ended March 31, 2024, the Company reported a net loss of $(20.1) million, or $(0.80) per diluted share, on net revenues of $21.8 million, compared to a net loss of $(16.0) million, or $(0.65) per diluted share, on net revenues of $29.7 million in the fiscal year ended March 31, 2023. Gross margin for fiscal 2024 was 54.3%, compared to 59.6% in the prior year. The decrease in gross margin was primarily due to product mix and the effect of lower revenue on the fixed costs in our cost of revenues.

Total operating expenses were $32.3 million in fiscal 2024, compared to $33.5 million in fiscal 2023. Research and development expenses were $21.7 million, compared to $23.6 million in the prior fiscal year. Selling, general and administrative expenses were $10.6 million, compared to $9.9 million in fiscal 2023. The decline in research and development expenses was primarily due to cost reduction measures announced by the Company in November 2022.

The operating loss for fiscal 2024 was $(20.4) million compared to an operating loss of $(15.8) million in the prior year. The fiscal 2024 net loss included interest and other income of $414,000 and a tax provision of $70,000, compared to $202,000 in interest and other income and a tax provision of $372,000 in the prior year.

Fourth Quarter Fiscal Year 2024 Summary Financials

The Company reported a net loss of $(4.3) million, or $(0.17) per diluted share, on net revenues of $5.2 million for the fourth quarter of fiscal 2024, compared to a net loss of $(4.0) million, or $(0.16) per diluted share, on net revenues of $5.4 million for the fourth quarter of fiscal 2023 and a net loss of $(6.6) million, or $(0.26) per diluted share, on net revenues of $5.3 million for the third quarter of fiscal 2024. Gross margin was 51.6% in the fourth quarter of fiscal 2024 compared to 55.9% in both the prior-year period and the preceding third quarter. The decrease in gross margin in the fourth quarter of 2024 was primarily due to product mix and the effect of lower revenue on the fixed costs in our cost of revenues.

In the fourth quarter of fiscal 2024, sales to Nokia were $694,000, or 13.5% of net revenues, compared to $1.2 million, or 21.8% of net revenues, in the same period a year ago and $807,000, or 15.2% of net revenues, in the prior quarter. Military/defense sales were 35.5% of fourth quarter shipments compared to 44.2% of shipments in the comparable period a year ago and 28.2% of shipments in the prior quarter. SigmaQuad sales were 42.4% of fourth quarter shipments compared to 46.3% in the fourth quarter of fiscal 2023 and 46.9% in the prior quarter.

Total operating expenses in the fourth quarter of fiscal 2024 were $7.2 million, compared to $6.9 million in the fourth quarter of fiscal 2023 and $9.7 million in the prior quarter. Research and development expenses were $4.8 million, compared to $5.0 million in the prior-year period and $7.0 million in the prior quarter. Selling, general and administrative expenses were $2.4 million in the quarter ended March 31, 2024, compared to $1.9 million in the prior-year quarter and $2.7 million in the previous quarter.

Fourth quarter fiscal 2024 operating loss was $(4.5) million compared to an operating loss of $(3.9) million in the prior-year period and an operating loss of $(6.7) million in the prior quarter. Fourth quarter fiscal 2024 net loss included interest and other income of $108,000 and a tax benefit of $(85,000), compared to $101,000 in interest and other income and a tax provision of $191,000 for the same period a year ago. In the preceding third quarter, net loss included interest and other income of $155,000 and a tax provision of $71,000.

Total fourth quarter pre-tax stock-based compensation expense was $693,000 compared to $515,000 in the comparable quarter a year ago and $649,000 in the prior quarter.

At March 31, 2024, the Company had $14.4 million in cash and cash equivalents, compared to $30.6 million in cash, cash equivalents and short-term investments at March 31, 2023. Working capital was $19.1 million as of March 31, 2024 versus $34.7 million at March 31, 2023. Stockholders’ equity as of March 31, 2024 was $36.0 million, compared to $51.4 million as of the fiscal year ended March 31, 2023.

Conference Call

GSI Technology will review its financial results for the quarter and fiscal year ended March 31, 2024, and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, May 2, 2024. To participate in the call, please dial 1-800-717-1738 in the U.S. or 1-646-307-1865 for international approximately 10 minutes prior to the above start time and provide Conference ID 1133885. The call will also be streamed live via the internet at https://ir.gsitechnology.com/ where the event will be archived.

About GSI Technology

GSI Technology is at the forefront of the AI revolution with our groundbreaking APU technology, designed for unparalleled efficiency in billion-item database searches and high-performance computing. GSI’s innovations, Gemini-I® and Gemini-II®, offer scalable, low-power, high-capacity computing solutions that redefine edge computing capabilities. GSI Technology is not just advancing technology; we're shaping a smarter, faster, and more efficient future.

Founded in 1995 and headquartered in Sunnyvale, California, GSI Technology has 149 employees and over 125 granted patents.

For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process, as well as the Company’s initiation of a strategic review. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer and partner relationships for the sale of such products; and delays or unexpected challenges related to the establishment of customer relationships and orders for GSI Technology’s radiation-hardened and tolerant semiconductor products. The strategic review is subject to risks related to the process by which GSI Technology evaluates its strategic alternatives, the terms, timing, structure, benefits and costs of any strategic transaction and whether one will be consummated at all and the impact of any strategic transaction on GSI Technology. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, economic and geopolitical conditions, such as rising interest rates, worldwide inflationary pressures, military conflicts, significant fluctuations in energy prices and declines in the global economic environment. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

GSI Technology, Inc.

Douglas M. Schirle

Chief Financial Officer

408-331-9802

Hayden IR

Kim Rogers

Managing Director

385-831-7337

Kim@HaydenIR.com

Media Relations

Finn Partners for GSI Technology

Ricca Silverio

(415) 348-2724

gsi@finnpartners.com

GSI TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	March 31,	Dec. 31,	March 31,	March 31,	March 31,
	2024	2023	2023	2024	2023
Net revenues	$5,152	$5,318	$5,381	$21,765	$29,691
Cost of goods sold	2,494	2,343	2,374	9,942	12,010

Gross profit	2,658	2,975	3,007	11,823	17,681

Operating expenses:

Research & development	4,818	6,976	5,007	21,689	23,550
Selling, general and administrative	2,354	2,684	1,872	10,565	9,938
Total operating expenses	7,172	9,660	6,879	32,254	33,488

Operating loss	(4,514)	(6,685)	(3,872)	(20,431)	(15,807)

Interest and other income (expense), net	108	155	101	414	202

Loss before income taxes	(4,406)	(6,530)	(3,771)	(20,017)	(15,605)
Provision (benefit) for income taxes	(85)	71	191	70	372
Net loss	$(4,321)	$(6,601)	$(3,962)	$(20,087)	$(15,977)

Net loss per share, basic	$(0.17)	$(0.26)	$(0.16)	$(0.80)	$(0.65)
Net loss per share, diluted	$(0.17)	$(0.26)	$(0.16)	$(0.80)	$(0.65)

Weighted-average shares used in computing per share amounts:

Basic	25,297	25,256	24,685	25,144	24,595
Diluted	25,297	25,256	24,685	25,144	24,595

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Twelve Months Ended
	March 31,	Dec. 31,	March 31,	March 31,	March 31,
	2024	2023	2023	2024	2023
Cost of goods sold	$53	$51	$39	$228	$202
Research & development	331	325	246	1,411	1,316
Selling, general and administrative	309	273	230	1,199	951
	$693	$649	$515	$2,838	$2,469

GSI TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	March 31, 2024	March 31, 2023
Cash and cash equivalents	$14,429	$27,212
Short-term investments	0	3,363
Accounts receivable	3,118	3,471
Inventory	4,977	6,415
Other current assets	1,954	1,414
Assets held for sale	5,629	0
Net property and equipment	1,148	7,423
Other assets	11,209	10,578
Total assets	$42,464	$59,876

Current liabilities	$5,365	$7,202
Long-term liabilities	1,129	1,302
Stockholders' equity	35,970	51,372
Total liabilities and stockholders' equity	$42,464	$59,876